UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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REGIS CORPORATION
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE LP
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JAMES P. FOGARTY
JEFFREY C. SMITH
DAVID P. WILLIAMS
PETER A. FELD
MARK MITCHELL

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP (“Starboard Value LP”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2011 annual meeting of shareholders of Regis Corporation, a Minnesota corporation.

On October 20, 2011, Starboard Value LP issued the following press release:

Starboard Sends Letter to Regis Shareholders

Urges Shareholders to Support Real Change on the Regis Board
by Voting FOR Starboard’s Highly Qualified Nominees on the WHITE Proxy Card Today

NEW YORK, Oct. 20, 2011 /PRNewswire/ -- Starboard Value LP (together with its affiliates, “Starboard”), one of the largest shareholders of Regis Corporation (“Regis” or the “Company”) (NYSE:RGS - News), today announced that it has delivered a letter to all Regis shareholders in connection with the 2011 Annual Meeting scheduled to be held on October 27, 2011.

Starboard is urging shareholders to elect its three highly qualified nominees, James P. Fogarty, Jeffrey C. Smith and David P. Williams, in place of incumbent directors Susan S. Hoyt, Rolf F. Bjelland and Van Zandt Hawn, who collectively have an average tenure of over 21 years on the Regis Board and have presided over significant destruction of shareholder value.

The full text of the letter follows:

October 20, 2011

Dear Fellow Regis Shareholder:

The annual meeting of shareholders of Regis Corporation is now just one week away. We are convinced now more than ever that the Regis Board is in need of the operational and financial expertise that Starboard’s minority slate of three highly qualified and experienced nominees -- James P. Fogarty, Jeffrey C. Smith and David P. Williams -- would bring to the boardroom.  We strongly believe that these nominees will bring fresh perspectives to the Regis Board and represent the best interests of all shareholders.

We greatly appreciate all of the shareholder support we have received to date and look forward to moving past this election contest and working constructively with management and the Board to effect positive change at Regis on behalf of all shareholders.

Over the past two months, we have focused squarely on the facts and have repeatedly provided shareholders with detailed financial analysis to support our claims regarding Regis. We understand that there is much work to be done and challenges that lie ahead.  However, with these challenges come significant opportunities to improve performance, efficiencies, oversight and corporate governance at the Company, all with the ultimate goal of enhancing value for the benefit of all shareholders.

Despite our efforts to reach a mutually agreeable settlement, no such agreement was reached.  We have made our best case to shareholders and now hope that shareholders recognize that significant change is needed and that Starboard’s nominees have the right skill sets to ensure that Regis is run for the benefit of all shareholders.

We are gratified that two highly respected independent proxy voting advisory firms, ISS and Glass Lewis, have recommended that Regis shareholders vote Starboard’s WHITE proxy.

Each of these proxy advisory firms performed an objective, detailed analysis of both sides’ positions in the election contest and carefully considered all the facts and circumstances as they relate to the Company and your investment.  Both have recommended that you vote on our WHITE proxy card.

In its analysis of this election contest, ISS focused on whether change is needed now at Regis and whether Starboard’s nominees will add more value to the Regis Board.

ISS concluded:

“[Starboard has] shaped a compelling case for change around the company’s historical underperformance, poor capital allocation decisions, failure to achieve economies of scale, and weak governance practices.... Fogarty, Smith and Williams appear to embody a complementary mix of turnaround, financial, board and governance experience which can be expected to appropriately address the issues the dissidents have identified, and thus presumably help reverse the negative trends in shareholder value going forward.”

With ISS’ recommendation that you vote for all three of our nominees on our WHITE card, we clearly met their burden of proof for recommending change in this case.

We believe that Regis can and must be restored to the leadership position it once enjoyed. Each of our nominees is firmly committed to working constructively with other Regis Board members and management to effect positive change at Regis and improve results for the benefit of all shareholders.  Accordingly, we urge our fellow shareholders to vote today for all THREE of Starboard’s highly qualified and experienced nominees using the WHITE proxy card.  If you have questions about how to vote your shares, please call Okapi Partners, the firm assisting us in this campaign, toll-free at 855-208-8903.

We thank you for all of your support and we look forward to continuing to work hard and doing the best job possible in representing the best interests of all shareholders.

Best Regards,

Jeffrey C. Smith

Starboard Value LP

Contacts:

Starboard Value
Peter Feld, (212) 201-4878
Tom Cusack, (212) 201-4814
www.starboardvalue.com

Okapi Partners
Bruce H. Goldfarb / Patrick McHugh / Geoff Sorbello
(212) 297-0720